Exhibit 10.1

Execution Version

AMENDMENT NO. 4 TO AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) is made and entered into as of July 2, 2009, with respect to that certain Amended and Restated Loan Agreement dated as of August 8, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among JARDEN RECEIVABLES, LLC, a Delaware limited liability company, as “Borrower”, JARDEN CORPORATION, a Delaware corporation, as “Jarden” or “Servicer”, THREE PILLARS FUNDING LLC, a Delaware limited liability company (together with its successors and permitted assigns), as “Lender”, and SUNTRUST ROBINSON HUMPHREY, INC., a Tennessee corporation, as “Administrator”. Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Loan Agreement.

BACKGROUND

The parties wish to amend the Loan Agreement on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Amendments. The Loan Agreement is hereby amended as follows:

(a) The definitions of the terms “Business Day”, “Contractual Dilution”, “Dilution Horizon Ratio” “Federal Funds Rate” “Interest Period”, “Liquidity Termination Date”, “Loss Horizon Ratio”, “Scheduled Commitment Termination Date”, “Stress Factor” “Weighted Average Credit Terms” and “Weighted Average Credit Percentage” in Section 1.1 of the Loan Agreement are amended and restated to read in their entirety as follows:

“Business Day” means (a) any day on which commercial banks in New York, New York, and Atlanta, Georgia, are not authorized or required to be closed and The Depository Trust Company of New York is open for business, (b) when determined in connection with notices and determinations in respect of any LIBOR Loan, any day specified in clause (a) which is also a day banks are open for business in London, England, and (c) when determined in connection with notices and determinations in respect of any CP Loan, any day specified in clause (a) which is also a day on which commercial paper markets in the United States are open.

“Contractual Dilution” means, with respect to any Receivable, the applicable Obligor’s right to receive (a) any rebate for cash payment, (b) any rebate for volume purchases or co-op advertising programs, and (c) any credit issued for guaranteed sale product return.

“Dilution Horizon Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (a) an amount equal to the sum of (i) Credit Sales for the Calculation Period ending on such Calculation Date plus (ii) Credit Sales for the Calculation Period immediately preceding the Calculation Period described in clause (i) plus (iii) 40% of the Credit Sales for the Calculation Period immediately preceding the Calculation Period described in clause (ii) by (b) an amount equal to the Net Receivables Balance as of such Calculation Date.

“Federal Funds Rate” means, for any period, the per annum rate equal, for any day during such period, to the greater of (i) the average rate per annum as determined by the Bank at which overnight Federal funds are offered to the Bank for such day by major banks in the interbank market, and (ii) if the Bank is borrowing overnight federal funds from one or more members of the Federal Reserve System that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by the Bank shall be conclusive and binding on the Borrower except in the case of manifest error.

“Interest Period” means:

(a) with respect to any CP Loan, (A) at all times prior to August 1, 2009, (i) initially, the period commencing on the date of the initial funding of such Loan by the Lender and ending on (but excluding) the next following Distribution Date, (ii) prior to the Distribution Date occurring in August 2009, each period commencing on (and including) the Distribution Date and ending on (but excluding) the next following Distribution Date, and (iii) for the Distribution Date occurring in August 2009, the period commencing on the Distribution Date occurring in July 2009 and ending on (and including) the last day of the calendar month; and (B) on August 1, 2009 and at all times thereafter, (i) initially, the period commencing on the date of the initial funding of such Loan by the Lender and ending on (and including) the last day of the calendar month and (ii) thereafter, each period commencing on (and including) the first day of each calendar month and ending on (and including) the last calendar day of such month;

(b) with respect to any Base Rate Loan: (A) at all times prior to August 1, 2009, (i) initially, the period commencing on the date of the initial funding of such Loan by any Liquidity Bank or the Bank, as the case may be, and ending on (but excluding) the next following Distribution Date, (ii) prior to the Distribution Date occurring in August 2009, each period commencing on (and including) the Distribution Date and ending on (but excluding) the next following Distribution Date, and (iii) for the Distribution Date occurring in August 2009, the period commencing on the Distribution Date occurring in July 2009 and ending on (and including) the last day of the calendar month; and (B) on August 1, 2009 and at all times thereafter, (i) initially, the period commencing on the date of the initial funding of such Loan by any Liquidity Bank or the Bank, as the case may be, and ending on (and including) the last day of the calendar month and (ii) thereafter, each period commencing on (and including) the first day of each calendar month and ending on (and including) the last calendar day of such month; and

(c) with respect to any LIBOR Loan, (i) initially, the period commencing on the date of the initial funding of such Loan by any Liquidity Bank or the Bank, as the case may be, and ending on (but excluding) the next following Distribution Date, and (ii) thereafter, each period commencing on (and including) the Distribution Date and ending on (but excluding) the next following Distribution Date;

provided, however, that if any Interest Period for any Loan that commences before the Commitment Termination Date would otherwise end on a date occurring after such Commitment Termination Date, such Interest Period shall end on such Commitment Termination Date and the duration of each such Interest Period that commences on or after the Commitment Termination Date, if any, shall be of such duration as shall be selected by the Administrator.

“Liquidity Termination Date” means the earlier to occur of (a) July 1, 2010, as such date may be extended from time to time by the Lender’s Liquidity Banks in accordance with the Liquidity Agreement, and (b) the occurrence of an Event of Bankruptcy with respect to the Lender.

“Loss Horizon Ratio” means, for any Calculation Period, the ratio (expressed as a percentage) computed as of the most recent Calculation Date by dividing (A) the sum of (i) Credit Sales for such Calculation Period, plus (ii) Credit Sales for the immediately preceding Calculation Period plus (iii) Credit Sales for the second (2nd) immediately preceding Calculation Period plus (iv) the product of (x) Credit Sales for the third (3rd) immediately preceding Calculation Period multiplied by (y) the sum of (1) 23.3% plus (2) the Weighted Average Credit Percentage by (B) the Net Receivables Balance as of the most recent Calculation Date.

“Scheduled Commitment Termination Date” means July 1, 2010, as extended from time to time by mutual agreement of the parties hereto.

“Stress Factor” means 2.25.

“Weighted Average Credit Terms” means the greater of (a) 60 and (b) the weighted average of payment terms granted in invoices for Receivables outstandings as of such periodic calculation date as reported by Sunbeam Products, Inc., a Delaware corporation, The Coleman Company, Inc., a Delaware corporation, Pure Fishing, Inc., an Iowa corporation, and Rawlings Sporting Goods Company, Inc., a Delaware corporation.

“Weighted Average Credit Percentage” means, on any date of determination, the greater of (a) 0% and (b) the percentage determined pursuant to the following formula:

100% x	WACT - 60
30

where:

WACT = the Weighted Average Credit Terms for the most recent month.

(b) The definition of the term “Aggregate Eligible Balance” in Section 1.1 of the Loan Agreement is amended by replacing the phrase “(a) the aggregate Unpaid Balance of all Eligible Receivables at such time minus (b) all Contractual Dilutions” with the phrase “(a) the aggregate Unpaid Balance of all Eligible Receivables at such time minus (b) the product of (1) all Contractual Dilutions times, (2) 1.2”

(c) The definition of the term “Broken Funding Costs” in Section 1.1 of the Loan Agreement is amended by:

(i) deleting the phrase “which (i) has its principal reduced on any date other than the last day of the applicable CP Tranche Period or (ii)” in its entirety from paragraph (a) thereof;

(ii) deleting the phrase “or CP Tranche Periods” in its entirety from paragraph (a) thereof; and

(iii) amending and restating paragraph (b) thereof to read in its entirety as follows:

“(b) for any CP Loan or LIBOR Loan (i) which is not prepaid following delivery of any prepayment notice or (ii) which is prepaid without adhering to the notice period required by Section 4.1(a), the reasonable expenses, if any, actually incurred by the applicable the Lender following receipt of such prepayment notice and in connection therewith, and”

(d) The definition of the term “Default Ratio” in Section 1.1 of the Loan Agreement is amended by replacing the phrase “for Calculation Period ending 3 months” appearing therein with the phrase “for Calculation Period ending 4 months”.

(e) The definition of the term “Reserve Floor” in Section 1.1 of the Loan Agreement is amended by replacing the phrase “16.5%, and” appearing therein with the phrase “20%, and”.

(f) The following defined terms are inserted in Section 1.1 of the Loan Agreement in their proper alphabetical position:

“Amendment No. 4 Date” means July 2, 2009.

“Base Rate Loan” means a Loan made by a Liquidity Bank at any time it bears interest at a rate based on the Base Rate (including, without limitation, the Default Rate).

“Four-Quarter Period” has the meaning ascribed to such term in the Jarden Credit Agreement as the same is in effect on the Amendment No. 4 Date or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by Bank or Administrator (or any Affiliate of Bank or Administrator) as a lender thereunder.

“Jarden Credit Agreement” means that certain Credit Agreement, dated as of January 24, 2005, among Jarden, as the Borrower, Lenders (as defined therein), Deutsche Bank AG New York Branch (as successor to Lehman Commercial Paper Inc.) as administrative agent for the Lenders and the L/C Issuers (as defined therein), Citicorp USA, Inc., as syndication agent for the Lenders and the L/C Issuers and Bank of America, N.A., National City Bank of Indiana and Suntrust Bank, as Co-Documentation Agents (as the same may be amended, supplemented, restated or otherwise modified from time to time).

“Interest Coverage Ratio” has the meaning ascribed to such term in the Jarden Credit Agreement as the same is in effect on the Amendment No. 4 Date or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by Bank or Administrator (or any Affiliate of Bank or Administrator) as a lender thereunder.

“Mid-Monthly Report” means a report, substantially in the form of Exhibit I or in such other form acceptable to the Administrator, prepared by the Servicer and signed by an Authorized Officer of the Servicer.

“Total Leverage Ratio” has the meaning ascribed to such term in the Jarden Credit Agreement as the same is in effect on the Amendment No. 4 Date or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by Bank or Administrator (or any Affiliate of Bank or Administrator) as a lender thereunder.

(g) The definitions of the terms “CP Tranche Period” and “Maximum Facility Limit” are deleted in their entirety from Section 1.1 of the Loan Agreement.

(h) The Loan Agreement is further amended by replacing the phrase “(New York City time)” each time such phrase appears therein with the phrase “(Atlanta time)”.

(i) Sections 2.1(b) and 2.1(c) of the Loan Agreement is amended and restated to read in their entirety as follows:

“(b) [Intentionally Omitted].”

“(c) [Intentionally Omitted].”

(j) Section 2.2 of the Loan Agreement is amended by deleting the following phrase therefrom in its entirety:

“provided that, except for the week in which the initial Advance occurs, the Borrower shall not request, and the Lender shall not make, Advances more than once per calendar week”

(k) Section 3.2 of the Loan Agreement is amended and restated to read in its entirety as follows:

“Section 3.2 Interest Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on each Distribution Date prior to the Commitment Termination Date, for the relevant Interest Period, in arrears;

(b) if requested by the Administrator, on the date of any prepayment (in whole or in part) of principal outstanding, on the amount paid or prepaid (it being understood that any prepayment shall be accompanied by any amounts owing under Section 6.2);

(c) in full, on the Commitment Termination Date (whether at scheduled maturity or upon acceleration thereof pursuant to Section 10.3); and

(d) from and after the Commitment Termination Date, upon demand.”

(l) Section 3.5 of the Loan Agreement is amended and restated to read in its entirety as follows:

“Section 3.5 Computation of Interest and Fees. All interest on the CP Loans and the LIBOR Loans and all Fees and Servicing Fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest, Fee or Servicing Fee is payable over a year comprised of 360 days. All interest on the Base Rate Loans shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of 365 (or, when appropriate, 366) days.”

(m) Section 4.1(a) of the Loan Agreement is amended and restated to read in its entirety as follows:

“(a) may, from time to time on any Business Day, make a prepayment, in whole or in part, of the outstanding principal amount of the Advances; provided, however, that, (i) unless otherwise consented to by the Administrator, written notice (in the form of Exhibit G) of all such voluntary prepayments shall be delivered to the Administrator no later than 12:00 noon (Atlanta time), (A) one (1) Business Day prior to the prepayment thereof if the amount of the prepayment is less than 25% of the Facility Limit, (B) two (2) Business Days prior to the prepayment thereof if the amount of the prepayment is equal to or greater than 25% but less than 50% of the Facility Limit and (C) four (4) Business Days prior to the prepayment thereof if the amount of the prepayment is equal to or greater than 50% of the Facility Limit and (ii) unless otherwise consented to by the Administrator, all such voluntary partial prepayments shall be in a minimum amount of $1,000,000;”

(n) Section 4.1(e) of the Loan Agreement is amended and restated to read in its entirety as follows:

“(e) shall, within two (2) Business Days following the Monthly Reporting Date or following the date on which a Mid-Monthly Report is due pursuant to Section 9.1.5(b), as the case may be, make a prepayment of the Advances in an aggregate amount equal to the existing Borrowing Base Deficit, if any, revealed by the related Monthly Report or the Mid-Monthly Report. Each such prepayment shall be subject to the payment of any amounts required by Section 6.2.”

(o) Section 9.1.5(b) of the Loan Agreement is amended and restated to read in its entirety as follows:

“(b) (A) On or before each Monthly Reporting Date, the Servicer shall prepare and deliver to the Administrator for distribution to the Lender a Monthly Report as of the most recent Calculation Date; and (B) (x) on or before the last Business Day of each month, the Servicer shall prepare and deliver to the Administrator for distribution to the Lender a Mid-Monthly Report as of the 15th day of each month or (y) at any time that the Servicer and its Subsidiaries is rated below “B2” by Moody’s or “B” by S&P, on or before the 5th day of each week (or, if any such date is not a Business Day, the next succeeding Business Day), the Servicer shall prepare and deliver to the Administrator for distribution to the Lender a Mid-Monthly Report as of the 5th day of the preceding week.”

(p) Section 9.1.5 of the Loan Agreement is amended by relettering Section 9.1.5(f) thereof as Section 9.1.5(g) and by inserting new Section 9.1.5(f) therein, which shall read in its entirety as follows:

“(f) Compliance Certificate. On each date of the delivery of a Compliance Certificate under and as defined in the Jarden Credit Agreement, the Servicer shall furnish a copy of such Compliance Certificate to the Administrator for distribution to the Lender.

(q) Section 10.1.2(a) of the Loan Agreement is amended and restated to read in its entirety as follows:

“(a) (A) fail to perform or observe any covenant contained in Section 9.1.5(f) of this Agreement and such failure shall continue for seven (7) Business Days or (B) fail to perform or observe any covenant contained in Section 9.1.5(c) of this Agreement,”

(r) Section 10.2.3 of the Loan Agreement is amended by replacing the phrase “pursuant to Section 4.1(d)” appearing therein with the phrase “pursuant to Section 4.1(e)”.

(s) Section 10.2.12 of the Loan Agreement is amended and restated to read in its entirety as follows:

“Section 10.2.12 Change of Control. (a) Sunbeam shall cease to own, directly or indirectly, 100% of the outstanding voting stock of the Borrower or (b) a “Change of Control” (as such term and any component term thereof) is defined in the Jarden Credit Agreement as the same is in effect on the Amendment No. 4 Date or as such term (or any component term thereof) in the Jarden Credit Agreement may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by Bank or Administrator (or any Affiliate of Bank or Administrator) as a lender thereunder) shall occur.”

(t) Article XI of the Loan Agreement is amended by inserting therein new Section 11.7.8, Section 11.7.9 and Section 11.7.10, which shall read in their entirety as follows:

“Section 11.7.8. Total Leverage Ratio. The Servicer at any time permits the Total Leverage Ratio determined as of the last day of any Four-Quarter Period of Jarden set forth below to be greater than the ratio set forth below opposite such Four-Quarter Period:

Four-Quarter Period ending:	Maximum Total Leverage Ratio

September 30, 2009	4.25 to 1.00

December 31, 2009 and each Four-Quarter Period ending thereafter	4.00 to 1.00

“Section 11.7.9. Interest Coverage Ratio. The Servicer permits the Interest Coverage Ratio, as determined as of the last day of any Four-Quarter Period to be less than 2.00 to 1.00.”

“Section 11.7.10. Calculation of Total Leverage Ratio and Interest Coverage Ratio. The above Total Leverage Ratio and Interest Coverage Ratio shall be calculated in the same manner as such ratios are required to be calculated in accordance with the applicable terms of the Jarden Credit Agreement, as such applicable terms are in effect on the Amendment No. 4 Date (or as such applicable terms may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by Bank or Administrator (or any Affiliate of Bank or Administrator) as a lender thereunder), including, without limitation, (i) ascribing to the terms that are components of Total Leverage Ratio and Interest Coverage Ratio the same meanings ascribed to them in the Jarden Credit Agreement, (ii) using the applicable methodologies set forth in Sections 1.03 and 1.04 of the Jarden Credit Agreement, and (iii) taking into account any exercise of (and timing with respect to) the “Cure Right” and “Cure Amount” (as each such term is defined in the Jarden Credit Agreement) pursuant to and in accordance with Section 7.13(c) of the Jarden Credit Agreement, in each case of the above clauses (i), (ii) and (iii) as such component terms, the term “Cure Right”, “Cure Amount” and Sections of the Jarden Credit Agreement are in effect on the Amendment No. 4 Date or as they may be amended thereafter pursuant to an effective amendment to the Jarden Credit Agreement executed or consented to in writing by Bank or Administrator (or any Affiliate of Bank or Administrator) as a lender thereunder) as a lender thereunder.

(u) Article XV of the Loan Agreement is amended by inserting therein new Section 15.17, which shall read in its entirety as follows:

“Section 15.17. Certain Tax Matters. Notwithstanding any other express or implied agreement to the contrary, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby) and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated by this Agreement and the other Transaction Documents.”

(v) Exhibit G of the Loan Agreement is amended by inserting therein the phrase “All payments to Three Pillars Funding LLC must be made by 12:00 pm Eastern Time in order to comply with Section B(1)(a) of the DTC Operational Arrangements and the DTC Notice (B#2078-07) dated September 11, 2007.” immediately after the table therein.

(w) Exhibit F of the Loan Agreement is amended by replacing the phrase “3% of the Aggregate Eligible Balance” appearing in clause (c) of the definition of the term “Concentration Limit” therein with the phrase “4% of the Aggregate Eligible Balance”.

(x) Schedule 8.12 to the Loan Agreement is amended and restated to read in its entirety as Schedule 8.12 to this Amendment.

(y) Exhibit I to this Amendment is attached to the Loan Agreement as Exhibit I thereto.

2. Representations. In order to induce the Administrator and the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Administrator and the Lender that, after giving effect to the amendments in Section 1 above, no Significant Event or Unmatured Significant Event exists and is continuing as of the date hereof.

3. Effectiveness. This Amendment shall become effective and shall inure to the benefit of the Borrower, the Lender, the Administrator and their respective successors and assigns when the Administrator shall have received one or more counterparts of this Amendment, duly executed and delivered by each of the parties hereto.

4. Ratification. Except as expressly amended above, the Loan Agreement remains unaltered and in full force and effect and is hereby ratified and confirmed.

5. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

JARDEN RECEIVABLES, LLC, AS BORROWER

By:	/s/ Richard T. Sansone
Name:	Richard T. Sansone
Title:	Vice President, Sunbeam Products, Inc. (Manager and Sole Member)

JARDEN CORPORATION, AS INITIAL SERVICER

By:	/s/ Richard T. Sansone
Name:	Richard T. Sansone
Title:	SVP and Chief Accounting Officer

[Signature Page to Amendment No. 4 to Amended and Restated Loan Agreement]

THREE PILLARS FUNDING LLC, AS LENDER

By:	/s/ Karla L. Boyd
Name:	Karla L. Boyd
Title:	Vice President

SUNTRUST ROBINSON HUMPHREY, INC., AS ADMINISTRATOR

By:	/s/ Kecia P. Howson
Name:	Kecia P. Howson
Title:	Director

[Signature Page to Amendment No. 4 to Amended and Restated Loan Agreement]